Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 26, 2019, relating to the financial statements and financial highlights of PNC Intermediate Tax Exempt Bond Fund and PNC Tax Exempt Limited Maturity Fund, each a series of PNC Funds, for the year ended May 31, 2019, and to the reference to us under the headings "Financial Highlights" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 27, 2019